Exhibit 21.  Subsidiaries of the Registrant



                                                   Percentage of Voting
Subsidiary                   Place Organized          Securities Owned

Helix Securities
Corporation                  Massachusetts             Wholly owned

CTI-Cryogenics, Inc.         U.S. Virgin Islands       Wholly owned

CTI-Cryogenics Ltd.          England                   Wholly owned

CTI-Cryogenics SA            France                    Wholly owned

CTI-Cryogenics GmbH          Germany                   Wholly owned